Exhibit 99.1

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO, Ext. 432
Diane Donohue, Director, IR/PR, Ext. 359
714.427.3000

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson Inc.
323.866.6060

CORINTHIAN TO STREAMLINE LTU DIVISION THROUGH CLOSURE OF TWO CONTINUING
EDUCATION CENTERS

— Continuing Education For Nurses and Special Interest Online Learning to Be Retained —

Santa Ana, CA, April 20, 2004 – Corinthian Colleges, Inc. (NASDAQ:COCO) today announced plans to streamline its LTU division by closing two LTU continuing education centers in California and ceasing personal enrichment programs offered at those centers. LTU will continue to offer its continuing professional education courses for nurses via nationwide seminars, as well as online continuing education and personal enrichment courses delivered via the Internet.

David G. Moore, chairman and chief executive officer of Corinthian, said: “We acquired LTU in January 2003 primarily for its continuing education programs for nursing and other allied healthcare professionals, as well as its online delivery of professional development and personal enrichment and special interest programs. By directing our resources toward those two key business units, we are better aligning LTU’s focus with Corinthian’s core education mission. We continue to view continuing education and online, short-duration special interest courses as important avenues for life-long learning that will provide further growth opportunities to Corinthian.”

In conjunction with the planned actions, Corinthian will take a charge to earnings related to the impairment of intangible assets (primarily goodwill and trade names) of approximately $3.2 million (pre-tax) or approximately $0.02 per diluted share of common stock in its third quarter ended March 31, 2004. Additionally, upon the expected closure of the facilities in the fourth quarter of fiscal 2004, ending on June 30, 2004, Corinthian will take a charge to earnings as a result of the facility closures of approximately $2.0 million (pre-tax) or approximately $0.01 per diluted share of common stock, consisting primarily of continuing lease obligations and related expenses for the vacated centers as well as expected severance payments.

For the nine months year-to-date ended March 31, 2004, LTU produced revenues of approximately $3.6 million and incurred losses from operations, before the impairment charge, of approximately $2.9 million (pre-tax) or approximately $0.02 per diluted share of common stock.

Corinthian plans to announce financial results for its third fiscal quarter and nine months year-to-date on April 28, 2004.

About Corinthian Colleges

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in healthcare, business, criminal justice and technology. Excluding the two LTU continuing education centers we expect to close in the fourth quarter of fiscal 2004, ending June 30, 2004, Corinthian operates 87 colleges in 21 states in the U.S. and 46 colleges and 15 corporate training centers in seven Canadian provinces.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, the company’s expectations regarding the timing of closing the two continuing education centers, the expected severance and other charges expected to be incurred to close the centers, and the student demand and growth opportunities for continuing education and online, short-duration special interest courses. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including possible delays in closing the two continuing education centers, possible disputes involving former employees, landlords and owners of LTU, and possible failure to achieve future growth opportunities because of changes in student perception, changes in demand for curricula offered by LTU, and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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